Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GREENSCAPE LABORATORIES, INC.

Pursuant to Section 17-16-1007 of the Wyoming Business Corporation Act (the “WBCA”), and pursuant to an Action by Unanimous Consent of the Board of Directors dated November 25, 2013, as adopted, ratified and approved by James R. J. Scheltema, the holder of all of the outstanding capital stock of Greenscape Laboratories, Inc. (the “Corporation”), in the manner required by the WBCA and by the Articles of Incorporation of the Corporation, the undersigned director and officer of the Corporation, originally incorporated on the 21st day of December, 2012, does hereby adopt and make the following Amended and Restated Articles of Incorporation:

FIRST. The name of the corporation is Greenscape Laboratories, Inc.

SECOND. Its registered office in the State of Wyoming is located at 2510 Warren Ave., Cheyenne, Wyoming 82001. This Corporation may maintain an office, or offices, in such other place within or without the State of Wyoming as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Wyoming as well as within the State of Wyoming.

THIRD. The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Wyoming Business Corporation Act.  In furtherance of its lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Wyoming.  In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

FOURTH. The aggregate number of shares which this Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000), One Billion (1,000,000,000) of which shall be shares of common stock of a par value of $0.0001 per share (the “Common Stock”), and ten million (10,000,000) of which shall be shares of preferred stock of a par value of $0.0001 per share (the “Preferred Stock”).

The holders of the Common Stock shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation, nor shall such holders be entitled to vote cumulatively for directors of the Corporation.

The Corporation’s Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the preceding paragraph of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, any by filing a certificate pursuant to the applicable law of the State of Wyoming, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.  The authority of the Board with respect to each series shall include, but shall not be limited to, the determination of the following:

(a)	The number of shares constituting each series and the distinctive designation of each series;

(b)
 The dividend rate on the shares of each series, the manner in which dividends shall be paid, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c)	Whether each series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d)
 Whether each series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)
 Whether or not the shares of each series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	Whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

(g)
 The rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of each such series; and

(h)	Any other relative rights, preferences, and limitations of each such series.

No holder of shares of Common Stock or Preferred Stock shall be entitled as of right to subscribe for, purchase, or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into or carrying options or warrants to purchase shares of any class; provided, however, all such new or additional shares of any class, or notes, or bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares of any class may be issued or disposed of by the Board to such persons and on such terms as it, in its absolute discretion, may deem advisable.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS
James R. J. Scheltema	1311 East La Rua St. Pensacola, FL 32501

EIGHTH. The registered agent for this corporation shall be:  Corporate Filing Solutions, LLC (Thomas B. Rosedale, Manager @ 888-237-3410; customerservice@filingsmadeeasy.com)

The address of said agent, and, the registered or statutory address of this corporation in the state of Wyoming, shall be:

2510 Warren Ave.
Cheyenne, WY 82001

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)	Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.
(b)
To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

(c)
By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

(d)
When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH. Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Wyoming (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

TWELFTH. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if at least a majority of the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

THIRTEENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

FOURTEENTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 17-16-833 of the Wyoming Statutes; (iii) for any breach of the director's duty of loyalty, as defined by the Wyoming Business Corporation Act, to the corporation or its shareholders; or (iv) for any transaction from which the officer or director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

FIFTEENTH. As  the  Board  of  Directors  may  from  time  to  time  provide  in  the  By-Laws  or  by  resolution,  the corporation  may  indemnify  its  officers,  directors,  agents  and  other  persons  to  the  full  extent permitted by the laws of the State of Wyoming.

SIXTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation named above for the purpose of amending and restating the Articles of Incorporation pursuant to the General Corporation Law of the State of Wyoming, do make and file these Amended and Restated Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of November, 2013.

/s/ James R. J. Scheltema
James R. J. Scheltema
President and Chief Executive Officer